For  the annual period ended October 31,
1997
File number 811-7666


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


An  Annual  Meeting of Shareholders  was
held on April 15, 1997.  At such meeting
the  shareholders approved the selection
of   auditors   and  the   election   of
directors.   Pursuant to  Instruction  2
to this Sub-Item, information as to these matters has not been included in this Attachment.